EXHIBIT 99.1

[LOGO OF EON COMMUNICATIONS]

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Notified by China Vest Inc.

of Intent to Distribute Shares to Beneficial Owners

ATLANTA (June 20, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today announced that it has been informed by a representative of ChinaVest Inc., a venture capital company, that affiliates of ChinaVest intend to distribute 50% of the eOn shares of common stock presently held by such affiliates to the beneficial owners of the affiliates.

“This is standard practice for all venture firms,” a spokesman for ChinaVest reported. “The Fund which made this investment is in its tenth year of operation and it is time to begin distributing the shares of the underlying companies to the Limited Partners, who are the true owners. ChinaVest’s Limited Partners comprise blue chip US institutional investors and pension fund managers.”

The affiliates of ChinaVest presently hold an aggregate of 1,788,457 shares of eOn stock, or approximately 15% of the outstanding shares of eOn. After the distribution, the ChinaVest affiliates will hold an aggregate of approximately 894,228 shares of eOn stock, or approximately 7.5% of the outstanding shares of eOn. To eOn’s knowledge, none of the parties who will receive shares of eOn stock from the ChinaVest affiliates are presently affiliates of eOn or will be affiliates of eOn subsequent to the distribution.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission. eOn does not assume any obligation to update any forward-looking statements.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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